EXHIBIT 99.1

The Board of Directors

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, IL  60069

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated October 3, 2012, to the Board of Directors of BioSante Pharmaceuticals, Inc. (“BioSante”) as Annex G to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of BioSante relating to the proposed merger of ANIP Acquisition Company with and into BioSante, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinion of Oppenheimer & Co. Inc.,” “The Merger—Background of the Merger,” “The Merger—BioSante Reasons for the Merger” and “The Merger—Opinion of Oppenheimer & Co. Inc.”  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

OPPENHEIMER & CO. INC.

December 11, 2012